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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 0)*

                         RUSHMORE FINANCIAL GROUP, INC.
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                                (Name of Issuer)

                          COMMON STOCK, PAR VALUE $0.01
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                         (Title of Class of Securities)

                                   782055 10 7
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                                 (CUSIP Number)


                                JANUARY 31, 2001
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            (Date of Event which Requires Filing of this Settlement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]     Rule 13d-1(b)
     [X]     Rule 13d-1(c)
     [ ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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                                  SCHEDULE 13G


CUSIP NO. 782055 10 7                                    PAGE  2  OF  4   PAGES

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 1       NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
         PERSON

               Douglas W. Powell        Social Security No.:   ###-##-####

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 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [X]
                                                                 (b) [ ]

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 3       SEC USE ONLY


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 4       CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.A.
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                           5        SOLE VOTING POWER
           NUMBER OF
            SHARES                      12,500
         BENEFICIALLY      ----------------------------------------------------
           OWNED BY        6        SHARED VOTING POWER
             EACH
           REPORTING                   831,400
            PERSON         ----------------------------------------------------
             WITH          7        SOLE DISPOSITIVE POWER

                                        12,500
                           ----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                       831,400
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 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               843,900
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10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                   [ ]

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11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               15.2%
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12       TYPE OF REPORTING PERSON*

               IN
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ITEM 1.

(a)      Name of Issuer:

         Rushmore Financial Group, Inc.

(b)      Address of Issuer's Principal Executive Offices:

                    13355 Noel Road
                    Suite 650
                    Dallas, TX 75240

ITEM 2.

(a)      Name of Person Filing: Douglas W. Powell

(b)      Business Address: 5000 Quorum Drive, Suite 620
                           Dallas, Texas 75240

(c)      Citizenship: U.S.A.

(d)      Title of Class of Securities: Rushmore Financial Group, Inc. Common
         Stock

(e)      CUSIP Number 782055 10 7

ITEM 3. Not applicable

ITEM 4. OWNERSHIP

(a)      Amount beneficially owned:     843,900 shares, consisting of 12,500
                                        shares of common stock owned
                                        individually, 831,400 owned by two
                                        corporations of which Registrant or his
                                        family partnership owns 50%

(b)      Percent of class: 15.2%


(c)      Number of shares as to which the person has:

         (i)      Sole power to vote or to direct the vote of 12,500 shares.

         (ii)     Shared power to vote or to direct the vote of 831,400.

         (iii) Sole power to dispose or to direct the disposition of 12,500 shares.

         (iv) Shared power to dispose or to direct the disposition of 831,400 shares.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS


         Not applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

         Not applicable



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ITEM 10. CERTIFICATION

         (a)      Not applicable

         (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         After reasonable inquiry and to the best of my information and belief, I certify that the information set forth in this statement is true, complete, and correct.



February 7, 2001
Date

                                        By: /s/ Douglas W. Powell
                                           -----------------------------------
                                            Douglas W. Powell